Exhibit 23.1

101 Larkspur Landing Suite 321
Larkspur, CA 94939

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Gryphon Digital Mining, Inc., on Form S-4/A (Pre-Effective Amendment No. 3 Form S-4/A, File No. 333-287865), of our report dated March 31, 2025, with respect to our audits of Gryphon Digital Mining, Inc.’s, (the “Company”), consolidated financial statements as of December 31, 2024 and 2023, and for each of the years in the two-year period ending December 31, 2024. Our report includes an explanatory paragraph as to the Company’s ability to continue as a going concern.

We consent to the use of our name as it appears under the caption “Experts”.

/s/ RBSM LLP

RBSM LLP

Larkspur, CA

July 29, 2025